APPENDIX TO 10-K
FOR THE YEAR ENDED SEPTEMBER 30, 1995


An explanation of the graphs which appear in the "Financial Highlights" on page 1 of the registrant's annual report for the fiscal year ended September 30, 1995 and is hereby incorporated by reference.

SALES GRAPH:
     This stacked bar graph is shipments in millions of dollars for Aircraft Controls and Industrial Controls for the fiscal years ended 1991 through 1995. Consolidated plot points are $362, $374, $331, $333, and $380 with the first plot point being 1991. Aircraft Controls' plot points are $198, $199, $152, $141, and $162. Industrial Controls' plot points are $164, $175, $179, $192, and $218 for the same time period.

EARNINGS (LOSS):
        The bar graph for consolidated earnings (loss) before the cumulative effect of accounting changes in 1993 is in millions of dollars for fiscal years 1991 through 1995. The plot points beginning with 1991 are $24, $20, $13, -$3, and $12.

EARNINGS (LOSS) AND CASH DIVIDENDS PER SHARE:
        The bar graph for consolidated earnings (loss) and cash dividends per share is for fiscal years ended 1991 through 1995. For fiscal year ended 1993 the points are before cumlative effect of accounting changes. Beginning with 1991, plot points for earnings per share are $8.86, $7.23, $4.50, -$1.11, and $4.11. Cash dividends plot points, beginning with 1991 are $3.70, $3.70, $3.72, $3.72, and $3.72.